UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

Current Report

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):

August 11, 2011 (August 10, 2011)

TICC CAPITAL CORP.

(Exact name of registrant as specified in its charter)

Maryland	000-50398	20-0188736
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

8 Sound Shore Drive, Suite 255

Greenwich, CT 06830

(Address of principal executive offices and zip code)

Registrant’s telephone number, including area code: (203) 983-5275

Check the appropriate box below if the Form 8-K is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement

On August 11, 2011, TICC Capital Corp. (the “Company”) issued a press release announcing that on August 10, 2011 it had completed the sale of notes in a $225,000,000 collateralized loan obligation transaction. A copy of the press release is attached hereto as Exhibit 99.1

The senior notes offered in this transaction (the “Secured Notes”) were issued by TICC CLO LLC, a newly formed special purpose vehicle (the “Issuer”), in which TICC Capital Corp. 2011-1 Holdings, LLC, a wholly-owned subsidiary of the Company (the “Depositor”), owns all of the equity, and are backed by a diversified portfolio of middle market loans. The Secured Notes have an initial face amount of $101,250,000, are rated AAA/Aaa by Standard & Poor’s Ratings Services and Moody’s Investors Service, Inc., respectively, and bear interest at the three-month London Interbank Offered Rate, or LIBOR, plus 2.25%. The Depositor retained all of the subordinated notes of the Issuer (the “Subordinated Notes”), which have an initial face amount of $123,750,000. The Subordinated Notes do not bear interest and are not rated. Both the Secured Notes and the Subordinated Notes have a stated maturity date of July 25, 2021 and are subject to a three year non-call period. The Issuer has a three year reinvestment period.

As part of this transaction, the Company entered into a master loan sale agreement with the Depositor and the Issuer under which the Company has agreed to sell or contribute certain middle market loans to the Depositor, and the Depositor has agreed to sell or contribute such loans to the Issuer and to purchase or otherwise acquire the Subordinated Notes issued by the Issuer. The Company has made customary representations, warranties and covenants in the master loan sale agreement.

In connection with the issuance and sale of the Secured Notes, the Company has made customary representations, warranties and covenants in the purchase agreement by and between the Company, the Depositor, the Issuer and Guggenheim Securities, LLC, which served as the initial purchaser of the Secured Notes. The Secured Notes are the secured obligations of the Issuer, and an indenture governing the Secured Notes includes customary covenants and events of default. The Secured Notes were sold in a private placement transaction and have not been, and will not be, registered under the Securities Act of 1933, as amended, or any state “blue sky” laws and may not be offered or sold in the United States absent registration with the Securities and Exchange Commission or an applicable exemption from registration.

The Company will serve as collateral manager to the Issuer under a collateral management agreement, which contains customary representations, warranties and covenants. Under the collateral management agreement, the Company will perform certain investment management functions, including supervising and directing the investment and reinvestment of the Issuer’s assets, as well as perform certain administrative and advisory functions. The Company will not receive any compensation for such services under the collateral management agreement. However, under the Issuer’s operating agreement, there is a fee due to the Company for such services that is generally equal to 0.50% per annum of the principal amount of the loans owned by the Issuer, which will be accrued but not paid until the Secured Notes are repaid.

The Bank of New York Mellon Trust Company, N.A. will serve as collateral administrator to the Issuer under a collateral administration agreement. The Company has also made customary representations, warranties and covenants in the collateral administration agreement.

The descriptions of the documentation relating to this transaction contained in this Current Report on Form 8-K do not purport to be complete and are qualified in their entirety by reference to the underlying agreements, attached hereto as Exhibits 10.1 through 10.5 and incorporated into this Current Report on Form 8-K by reference.

Item 2.03. Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 is incorporated by reference into this Item 2.03.

Item 9.01	Financial Statements and Exhibits.

(a) Not applicable.

(b) Not applicable.

(c) Not applicable.

(d) Exhibits.

Exhibit No.	Description

10.1	Purchase Agreement, dated August 4, 2011, by and among TICC Capital Corp., TICC Capital Corp. 2011-1 Holdings, LLC, TICC CLO LCC and Guggenheim Securities, LLC

10.2	Master Loan Sale Agreement, dated August 10, 2011, by and among TICC Capital Corp., TICC Capital Corp. 2011-1 Holdings, LLC and TICC CLO LLC

10.3	Indenture, dated August 10, 2011, by and between TICC CLO LLC and The Bank of New York Mellon Trust Company, National Association

10.4	Collateral Management Agreement, dated August 10, 2011, by and between TICC CLO LLC and TICC Capital Corp.

10.5	Collateral Administration Agreement, dated August 10, 2011, by and among TICC CLO LLC, TICC Capital Corp. and The Bank of New York Mellon Trust Company, National Association

99.1	Press Release, dated August 11, 2011

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: August 11, 2011	TICC CAPITAL CORP.

	By:	/s/ Saul B. Rosenthal
Saul B. Rosenthal
President